Exhibit 99(d)(3)

LAZARD ASSET MANAGEMENT LLC
30 Rockefeller Plaza
New York, New York 10112

June 9, 2015

Lazard Retirement Series, Inc.
30 Rockefeller Plaza
New York, New York 10112

Re:        Letter of Agreement

Ladies and Gentlemen:

Lazard Asset Management LLC (“LAM”) has provided certain administrative, operational and compliance assistance services in connection with the operation of Lazard Retirement Series, Inc. (the “Fund”) and its portfolios listed on Schedule A hereto (the “New Portfolios”), which services are in addition to the investment advisory and other services contractually required by the Investment Management Agreement dated as of September 15, 2005, as revised to date, by and between the Fund, on behalf of the New Portfolios, and LAM (the “Investment Management Agreement”), to be provided by LAM to each New Portfolio. LAM and the Fund, on behalf of certain other portfolios of the Fund (the “Other Portfolios”), have entered into a Management Agreement, of even date herewith (the “New Agreement”), contractually obligating LAM to provide the Support Services (as defined in Section 3 of the New Agreement) to the Other Portfolios on the terms set forth in the New Agreement.

The Fund has not entered into the New Agreement on behalf of the New Portfolios; however, LAM hereby confirms its agreement to provide the Support Services to the New Portfolios, on the terms set forth in Section 3 of the New Agreement, and that it intends to enter into the New Agreement with respect to the New Portfolios by June 30, 2016, if approved by the Fund’s Board of Directors in the manner required by the New Agreement.

This Agreement will terminate automatically in the event of termination of the Investment Management Agreement.

LAZARD ASSET MANAGEMENT LLC

By:
Gerald Mazzari
Managing Director

Accepted:

Lazard Retirement Series, Inc.,
on behalf of each of the Portfolios
set forth on Schedule A hereto

By:
Nathan Paul
Secretary

SCHEDULE A

Lazard Retirement Emerging Markets Equity Advantage Portfolio

Lazard Retirement Enhanced Opportunities Portfolio

Lazard Retirement Global Strategic Equity Portfolio

Lazard Retirement International Equity Advantage Portfolio

Lazard Retirement International Equity Concentrated Portfolio

Lazard Retirement Managed Equity Volatility Portfolio

Lazard Retirement Master Alternatives Portfolio

Lazard Retirement US Small Cap Equity Growth Portfolio